EXHIBIT 3.12

FORM OF RESTATED ARTICLES OF INCORPORATION OF SYSTEMS EVOLUTION, INC.


                            ARTICLES OF INCORPORATION
                                       OF
                               WALLACE SILVER INC.

KNOW ALL MEN BY THESE PRESENTS:
That we, the undersigned, all of whom are citizens of the United States of America and of full age, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Idaho and we hereby certify,

FIRST: That the name of this corporation shall be Systems Evolution, Inc.

SECOND: That the purposes for which this corporation is formed are as follows;

I. Primarily to acquire in exchange for its capital stock the ownership of subsurface mineral rights and the right to extract and mine ores and minerals beneath the surface of the incorporated City of Wallace, Shoshone County, Idaho, and underneath adjoining or adjacent parcels of land now in either public or private ownership.

2. Through the consolidation of widely held individual, municipal and other corporate ownership in this corporation to make it feasible to negotiate and to enter into a sale, lease, profit-sharing agreement or like arrangement with some other person, persons or corporation having sufficient capital and mining experience and ability to thoroughly prospect, develop and mine commercial ores and minerals encompassed in the mineral rights so acquired by this corporation.

3. In addition to the general powers of management vested by law in corporate directors, a majority of the Board of Directors of this corporation as the same is constituted from time to time, at any regular meeting thereof, or at any special meeting thereof called for such purpose shall have the right to exercise those powers of the corporation set out in paragraph numbered 2 hereof.

4. To acquire, hold, work and operate mines and lodes bearing lead, silver and other associated minerals, and to acquire, own and use water, water rights and mills incident to the extraction, treatment and reduction of the ores of said metals and, from time to time, to sell and convey such mines, mills, water rights, and ores, and to do all things incident to the general business of mining and to treat and market the product of the mines.


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5. To acquire mines and mining rights and other property, to own, work and lease mineral lands, to treat, transport and dispose of the ores and other products obtained therefrom or thereunder, to construct and operate such works as shall be necessary, and generally to do and perform all or any of the matters aforesaid, and all other acts and things which in the judgment of this company may he requisite for its purposes or incidental thereto.

6. To buy, sell, lease, deal in and otherwise acquire and dispose of mines, mining claims, mineral and mining grounds, mining and mineral concessions and mineral rights and interests in and to all of same.

THIRD: The principal place of business of this corporation shall be at the incorporated City of Wallace, in Shoshone County, Idaho, at which place this corporation will maintain its registered office, the post office address being Wallace, Idaho.

FOURTH: The duration of this corporation shall be perpetual.

FIFTH: The number of directors of this corporation shall not be less than three nor more than five and they shall be elected annually and shall serve until the erection and qualification of their successors. The directors who are to. serve for the first corporate year shall be selected by the incorporators at the time of their organization meeting.

SIXTH: The amount of capital stock of this corporation shall be SEVEN HUNDRED FIFTY MILLION (750,000,000) shares with no par value. Said stock shall be of the same class and each and every share of stock shall have the same rights and privileges as those enjoyed by each and every other share of said stock.

EIGHTH: The Board of Directors shall, at any regular.or special meeting of said board, have power and authority to repeal and/or amend any or all of the bylaws of this corporation, and/or to adopt new bylaws, a majority vote of said directors being required for the exercise of such power.

NINTH: The name and post office address of each of the incorporators of this corporation and the number of shares of this corporation which have been subscribed for by each of said incorporators as follows, to-wit:


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Name of lncorporator        Post Office Address       No. of Shares
                                                      of
                                                      SharessShShares
---------------------------------------------------------------------------
Elmer Almquist              254 Gipper                100
                            Mullan, Idaho
Donald C. McClary           512 Earle Ave.            100
                            Mullan, Idaho
Albert J. Almquist          303 Third                 100
                            Wallace, Idaho

IN WITNESS WHEREOF, we have hereunto set our hands the 3rd day of August, 1968.

/s/ Elmer Almquist
------------------------------
Elmer Almquist
/s/ Donald C. McClary
---------------------------------
Donald C. McClary

/s/ Albert J. Almquist
--------------------------------
Albert J. Almquist